Exhibit 99.1

W&T Offshore Announces Second Quarter 2016 Operations and Financial Results along with Third Quarter and Full Year 2016 Production and Expense Guidance

HOUSTON, Aug. 4, 2016 /PRNewswire/ -- W&T Offshore, Inc. (NYSE: WTI) today reported its second quarter 2016 operations and financial results, as well as its 2016 third quarter and full year production and expense guidance. Some of the key items and subsequent events include:

  On July 25, 2016, we announced the commencement of an exchange offer to qualifying holders of our 8.50% Senior Notes due 2019 (the "8.50% Senior Notes") for new secured and unsecured notes and common stock that could result in a debt reduction of up to $518 million. We also announced that we have scheduled a Special Meeting of Shareholders for September 1, 2016.
  Production for the second quarter of 2016 averaged 42,864 barrels of oil equivalent ("Boe") per day (3.9 million Boe for the quarter), 58.6% of which was oil and natural gas liquids ("NGLs").
  Revenues for the second quarter of 2016 were $99.7 million, 79% of which was from oil and NGLs.
  Lease operating expenses ("LOE") declined 18.9% for the second quarter of 2016 to $36.6 million compared to $45.1 million in the second quarter of 2015 reflecting our continuing focus on cost reduction efforts. General and administrative expenses decreased 17.8% for the second quarter of 2016 to $16.2 million with reduced headcount, reduced contractor usage and other cost saving measures.

Tracy W. Krohn, W&T Offshore's Chairman and Chief Executive Officer, stated, "The prolonged weakness in commodity prices has impacted our cash flow and liquidity, and restricted our ability to fund current and future drilling activity and debt obligations. As a result, we have tendered an offer to all qualifying holders of our 8.50% Senior Notes for an exchange to reduce our outstanding indebtedness, preserve liquidity, reduce interest expense and increase our ability to comply with our debt covenants and provide necessary funding for capital investments. We believe that we have a quality asset base with upside opportunities and an outstanding team of employees working hard to make W&T a success. Our objective is to prudently manage our balance sheet, assets and expenses, and position the Company to benefit from the eventual upcycle in the market."

Production, Revenues and Price: For the second quarter of 2016, our oil production was 1.8 million barrels, down 3.9% from the second quarter of 2015. NGL production was 450,900 barrels, up 10.5% from the second quarter of 2015, which includes a 20,714 barrel positive out of period adjustment related to ethane production (the ethane was sold as a product by the operator of the gas plant rather than reinjected into the natural gas stream). Natural gas production was 9.7 billion cubic feet ("Bcf") for the second quarter of 2016, down 15.6% from the second quarter of 2015. Our combined total production was 3.9 million barrels of oil equivalent ("MMBoe") in the second quarter of 2016, down 7.8% from the second quarter of 2015. Production was lower in the second quarter of 2016 compared to the second quarter of 2015 due to natural production declines, pipeline outages, field maintenance and the loss of production as a result of the sale of our Yellow Rose field in October 2015, partially offset by oil production additions from the development of certain deepwater fields within the last year.

During the quarter we experienced production deferrals attributable to third-party pipeline outages, operational issues, and maintenance, which occurred at Ship Shoal 349 (Mahogany), East Cameron 321 A and other locations. We estimate production deferrals reduced our quarterly production by approximately 0.5 MMBoe during the second quarter of 2016 compared to 0.7 million MMBoe for the second quarter of 2015.

Revenues for the second quarter of 2016 were $99.7 million compared to $149.1 million in the second quarter of 2015. The decrease in revenues was primarily due to the steep decline in commodity prices, combined with modestly lower production. Our average realized crude oil sales price was down $17.52 per barrel, or 30.9%, between the two quarters. NGLs prices declined 18.9%, or $3.62 per barrel and natural gas prices were lower by $0.69 per Mcf, or 25.2%, from the second quarter of 2015. During the second quarter of 2016, our average realized sales price for oil was $39.11 per barrel, $15.56 per barrel for NGLs and $2.05 per Mcf for natural gas. On a combined basis, we sold 42,864 Boe per day at an average realized sales price of $25.28 per Boe compared to 46,497 Boe per day sold at an average realized sales price of $34.83 per Boe in the second quarter of 2015.

West Texas Intermediate ("WTI") crude oil prices averaged $45.46 per barrel for the second quarter of 2016 compared to our average realized crude oil price of $39.11 per barrel. WTI is frequently used to value domestically produced crude oil, and the majority of our oil production is priced using the spot price for WTI as a base price, then adjusted for the type and quality of crude oil and other factors. Just like crude oil prices, the differentials for our offshore crude oil have also experienced significant volatility. For example, the monthly average differentials of WTI crude oil prices versus Light Louisiana Sweet ("LLS"), Heavy Louisiana Sweet ("HLS") and Poseidon crude oil prices for the second quarter of 2016 were a positive $2.04 and $1.23, and a negative $3.68 per barrel, respectively. The majority of our crude oil is priced similar to Poseidon and, therefore, is experiencing negative differentials. In addition, a few of our crude oil fields have a negative quality bank adjustment due to crude oil quality which reduces our crude oil price realizations.

Lease Operating Expenses: LOE, which includes base lease operating expenses, insurance premiums, workovers, and maintenance expenses on our facilities decreased $8.5 million, or 18.9%, to $36.6 million in the second quarter of 2016 compared to the second quarter of 2015. On a per Boe basis, lease operating expenses decreased to $9.39 per Boe in the second quarter of 2016, a 12.0% reduction compared to $10.67 per Boe in the second quarter of 2015. On a component basis, base lease operating expenses decreased $3.8 million, workover expense decreased $2.3 million, insurance premiums decreased $1.6 million and facilities maintenance decreased $1.0 million. Base lease operating expenses decreased primarily due to lower costs from service providers and the sale of the Yellow Rose field in October 2015, partially offset by increases in expenses related to our new deepwater fields at Dantzler and Big Bend and lower production handling fees (cost offsets) at our Mississippi Canyon 243 field (Matterhorn). The decrease in workover costs was primarily due to the sale of the Yellow Rose field and reduced activities offshore.

Depreciation, depletion, amortization and accretion ("DD&A"): DD&A, including accretion for ARO, decreased to $14.74 per Boe for the second quarter of 2016 from $24.42 per Boe for the second quarter of 2015. On a nominal basis, DD&A decreased to $57.5 million for the second quarter of 2016 from $103.3 million for the second quarter of 2015 due to a decrease in the DD&A rate per Boe and lower production volumes. The DD&A rate per Boe decreased primarily due to the ceiling test write-downs recorded in 2015 and the first quarter of 2016 (the second quarter 2016 ceiling test write-down will not affect the DD&A rate until the third quarter of 2016), the proceeds from the sale of the Yellow Rose field and the decrease in associated future development costs. Other factors affecting the DD&A rate are lower net proved reserves, the general reduction in the costs of goods and services and lower capital expenditures in relation to DD&A expense, which lowered the full-cost pool subject to DD&A.

Ceiling test write-down of oil and natural gas properties: For the second quarter of 2016, we recorded a non-cash ceiling test write-down of $104.6 million as the book value of our oil and natural gas properties exceeded the ceiling test limitation. The write-down resulted from a significant reduction in the market value of all three commodities we sell. For the second quarter of 2015, the ceiling test write-down was $252.8 million.

General and Administrative Expenses ("G&A"): G&A decreased $3.5 million, or 17.8% to $16.2 million for the second quarter of 2016 compared to the second quarter of 2015. The decrease was primarily due to decreases in headcount related expenses (salaries, benefits, contractors, etc.), partially offset by higher legal costs. G&A on a per BOE basis was $4.16 Boe for the second quarter of 2016 compared to $4.67 per Boe for the second quarter of 2015.

Derivatives: For the second quarter of 2016, we recorded a $4.9 million net derivative loss on derivative contracts for crude oil and natural gas as increased prices for crude oil and natural gas resulted in reversal of previously recorded gains. For the second quarter of 2015, there was a $1.1 million net derivative loss recorded. A report providing our commodity derivative positions is posted to our website.

Income Tax Benefit: Our income tax benefit for the second quarter of 2016 and 2015 was $35.7 million and $44.1 million, respectively, with the change attributable primarily to changes in the pre-tax loss and changes in the valuation allowance recorded for the respective periods. Our annualized effective tax rate for the second quarter of 2016 and 2015 was 22.8% and 14.5%, respectively, and differs from the federal statutory rate of 35% primarily due to recording and adjusting a valuation allowance related to federal and state deferred tax assets. During the three months ended June 30, 2016 and 2015, we recorded valuation allowances of $22.3 million and $62.9 million, respectively, related to federal and state deferred tax assets. Deferred tax assets are recorded related to net operating losses and temporary differences between the book and tax basis of assets and liabilities expected to generate tax deductions in future periods. The realization of these assets depends on recognition of sufficient future taxable income in specific tax jurisdictions in which those temporary differences or net operating losses are deductible. In assessing the need for a valuation allowance on our deferred tax assets, we consider whether it is more likely than not that some portion or all of them will not be realized.

Income Tax Receivable: As of June 30, 2016, we recorded a current income tax receivable of $5.6 million and non-current income tax receivables of $52.1 million. For the current income tax receivable, the amount is comprised principally of a net operating loss ("NOL") claim for 2015 carried back to 2005 filed on Form 1139, Corporation Application for Tentative Refund. For the net amount classified as non-current income tax receivables, our NOL claims for the years 2012, 2013 and 2014 were carried back to the years 2003, 2004, 2007, 2010 and 2011 filed on Form 1120X, U.S. Corporation Income Tax Return. These carryback claims are made pursuant to Internal Revenue Code ("IRC") Section 172(f) which permits certain platform dismantlement, well abandonment and site clearance costs to be carried back 10 years. The refund claims filed on Form 1120X will require a review by the Congressional Joint Committee on Taxation and are accordingly classified as non-current.

Net Loss & Loss Per Share: We reported a net loss for the second quarter of 2016 of ($120.9) million, or ($1.58) per common share, compared to net loss of ($260.4) million, or ($3.43) per common share, during the same period in 2015. Excluding special items (including the ceiling test write-down of oil and natural gas properties, write off of debt issuance and other non-operating costs and an unrealized commodity derivative loss, net of applicable federal income tax at the effective tax rate for the periods presented), our net loss for the second quarter of 2016 was ($35.8) million, or ($0.47) per common share, compared to second quarter 2015 net loss of ($40.9) million, or ($0.54) per common share. Operating results for the second quarter of 2016, excluding special items, were down primarily due to a $49.4 million decrease in revenues primarily driven by a 27.4% decline in our realized prices, partially offset by an $11.1 million decrease in operating costs and a $45.8 million decrease in DD&A.

See the "Reconciliation of Net Loss to Net Loss Excluding Special Items" and related earnings per share, excluding special items in the table under "Non-GAAP Information" at the end of this news release for a description of the special items.

Cash Flow, Adjusted EBITDA and Liquidity: EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin are non-GAAP measures and are defined in the "Non-GAAP Financial Measures" section at the end of this news release.

Net cash used in operating activities for the first six months of 2016 was $11.3 million compared to net cash provided by operating activities of $80.9 million for the same period in 2015.

Cash flows from operating activities, before changes in working capital and asset retirement obligations ("ARO") settlements and adjusted for income taxes (most all of which are non-cash), were $6.5 million in the first six months of 2016, compared to $87.6 million generated over the same period in 2015. Cash flows declined as revenues were $99.6 million lower in the 2016 period compared to the 2015 period while operating expenses were $24.1 million lower over the same time period. Asset retirement obligation settlements totaled $25.2 million in the first six months of 2016.

Adjusted EBITDA for the second quarter of 2016 was $40.8 million, down from $79.7 million generated over the same period in 2015. Our Adjusted EBITDA margin was 41% in the 2016 period compared to 53% in the 2015 period.

At June 30, 2016, we had a cash balance of $171.8 million and had $1.1 million of availability under our revolving bank credit facility. Also at June 30, 2016, borrowings outstanding under the revolving bank credit facility were in conformity with the borrowing base limitation.

2016 Capital Expenditures Update: Our capital expenditures on an accrual basis for the first six months of 2016 were $17.7 million ($51.8 million on a cash basis) compared to $151.0 million ($201.8 million on a cash basis) for the first six months of 2015. In 2016, the substantial majority of our capital expenditures were directed at completion activities of the Ewing Bank 954 A-8 well in the amount of $10.0 million. The remainder of the expenditures was associated with recompletions, other development activities and seismic.

Our capital expenditure budget for 2016 remains set at a level well below prior year levels. Our plug and abandonment activities for 2016 are currently estimated to total $76 million ($91.3 million over the next twelve months) and are expected to be funded with cash on hand and cash flow from operating activities.

BOEM Matters: In February and March, 2016, the Company received several orders from the Bureau of Ocean Energy Management ("BOEM") demanding that the Company provide additional financial security on certain Federal offshore oil and gas leases, rights of way ("ROW") and rights of use and easement ("RUE"). The outstanding orders total $260.8 million. We have filed appeals with the Interior Board of Land Appeals ("IBLA") regarding these orders. The IBLA, acknowledging that the BOEM and the Company were seeking to resolve the BOEM orders through settlement discussions, stayed the effectiveness of the orders until June 30, 2016. Because settlement discussions were ongoing, on June 30, 2016, the IBLA again stayed the effectiveness of the orders until August 31, 2016. We continue to have discussions with BOEM regarding these matters.

In July 2016, the BOEM issued Notice to Lessee ("NTL") No. 2016-N01, effective September 12, 2016, related to obligations for decommissioning activities on the Outer Continental Shelf ("OCS"), to clarify the procedures and guidelines that BOEM Regional Directors use to determine if and when additional security may be required for OCS leases, ROW, and RUE. This NTL supersedes and replaces NTL No. 2008-N07. Among other things, the NTL eliminates the "waiver exemption" currently allowed by the BOEM, whereby lessees on the OCS meeting certain financial strength and reliability criteria are exempted from posting bonds or other acceptable financial assurances for such lessee's decommissioning obligations. Under the new NTL, qualifying operators may self-insure for only an amount that is no more than 10% of their tangible net worth. In addition, the NTL implements a phase-in period for establishing compliance with additional security obligations for certain properties, whereby lessees may seek compliance with its additional security requirements under a "tailored plan" that is approved by the BOEM and would require securing phased in compliance in three approximately equal installments during a one-year period from the date of the BOEM approval of the tailored plan. Additional security for sole liability properties (those leases, ROWs or RUEs where there are no co-lessees or other grant holders or prior interest holders who may be liable to the BOEM) may not be phased in.

Exchange Offer: On July 25, 2016, we announced commencement of an exchange offer and consent solicitation to certain eligible holders of our outstanding 8.50% Senior Notes for up to (i) 62,100,000 shares of common stock of the Company, (ii) $202.5 million aggregate principal amount of its new Senior Second Lien PIK Toggle Notes due 2020 and (iii) $180.0 million aggregate principal amount of its new Senior PIK Toggle Notes due 2021. Concurrently with the exchange offer, the Company is soliciting consents from holders of the 8.50% Senior Notes to adopt certain proposed amendments to the indenture under which the 8.50% Senior Notes were issued.

The exchange offer, which expires on September 1, 2016 subject to extension, is conditioned on the satisfaction or waiver of certain additional conditions, including, among other things, (i) stockholder approval related to the increase in the number of authorized shares of the Company's common stock and the issuance of the shares of common stock in the exchange offer, which our majority stockholder and chief executive officer and chairman, Mr. Tracy W. Krohn, has stated he intends to approve, (ii) receipt of requisite lender consents to an amendment to our bank credit facility to permit, among other things, the exchange offer, and (iii) a minimum of 95%, or $855.0 million, of the 8.50% Senior Notes being tendered as of the expiration date together with requisite consents having been obtained, which tender condition may be waived, in the Company's discretion, provided 85%, or $765.0 million, of the 8.50% Senior Notes are tendered as of the expiration date. To the extent less than 90% in principal amount of the outstanding 8.50% Senior Notes are validly tendered and accepted for exchange, the new unsecured notes will instead be issued as secured by third-priority liens on substantially all of the Company's and its subsidiary guarantors' assets that secure the Company's revolving bank credit facility. The exchange offer and consent solicitation for the 8.50% Senior Notes may be amended, extended or terminated.

This press release is for informational purposes only and is not an offer to purchase or exchange, a solicitation of an offer to purchase or exchange or a solicitation of consents with respect to, any securities of the Company. The securities offered by the Company to eligible holders of 8.50% Senior Notes in the exchange offer described herein have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The exchange offer described herein is not being made to holders of 8.50% Senior Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Third Quarter and Full Year 2016 Outlook

Our guidance for the third quarter and full year 2016 is provided in the table below and represents the Company's best estimate of the range of likely future results. Guidance could be affected by the factors described below in "Forward-Looking Statements."

	Third Quarter	Prior Full Year	Revised Full Year
Production	2016	2016	2016
Oil and NGLs (MMBbls)	1.9 - 2.1	8.5 - 9.3	8.5 - 9.3
Natural gas (Bcf)	9.2 - 10.1	37.9 - 41.9	37.9 - 41.9
Total (Bcf)	20.3 - 22.4	88.8 - 98.2	88.8 - 98.2
Total (MMBoe)	3.4 - 3.7	14.8 - 16.4	14.8 - 16.4

Operating Expenses	Third Quarter	Prior Full Year	Revised Full Year
($ in million)	2016	2016	2016
Lease operating expenses	$45 - $50	$166 - $184	$166 - $184
Gathering, transportation & production taxes	$6 - $7	$22 - $24	$22 - $24
General and administrative	$14 - $16	$61 - $68	$61 - $68
Income tax rate	5.9%	5.4%	10.7%

Conference Call Information: W&T will hold a conference call to discuss our financial and operational results on Friday, August 5, 2016, at 9:30 a.m. Eastern Time. To participate, dial 412-902-0030 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company's website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until August 12, 2016 and may be accessed by calling 201-612-7415 and using the passcode 13635554.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico. We have grown through acquisitions, exploration and development and currently hold working interests in approximately 54 fields in federal and state waters (50 producing and four fields capable of producing). W&T currently has under lease approximately 750,000 gross acres, including approximately 450,000 gross acres on the Gulf of Mexico Shelf and approximately 300,000 gross acres in the deepwater. A majority of our daily production is derived from wells we operate. For more information on W&T Offshore, please visit our website at www.wtoffshore.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore's Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.

CONTACT:	Lisa Elliott	Danny Gibbons
	Dennard Lascar Associates	SVP & CFO
	lelliott@dennardlascar.com	investorrelations@wtoffshore.com
	713-529-6600	713-624-7326

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(In thousands, except per share data)

Revenues	$99,655	$149,066	$177,370	$276,973

Operating costs and expenses:
Lease operating expenses	36,622	45,130	81,091	98,461
Gathering, transportation costs and production taxes	6,768	5,793	12,386	11,254
Depreciation, depletion, amortization and accretion	57,493	103,342	121,226	228,809
Ceiling test write-down of oil and natural gas properties	104,592	252,772	221,151	513,162
General and administrative expenses	16,235	19,757	32,678	40,523
Derivative loss	4,942	1,078	2,449	1,078
Total costs and expenses	226,652	427,872	470,981	893,287
Operating loss	(126,997)	(278,806)	(293,611)	(616,314)
Interest expense:
Incurred	29,773	26,116	57,587	49,062
Capitalized	(102)	(2,024)	(445)	(3,807)
Other (income) expense, net	(24)	1,685	1,282	1,683
Loss before income tax benefit	(156,644)	(304,583)	(352,035)	(663,252)
Income tax benefit	(35,722)	(44,134)	(40,604)	(147,708)
Net loss	$(120,922)	$(260,449)	$(311,431)	$(515,544)

Basic and diluted loss per common share	$(1.58)	$(3.43)	$(4.07)	$(6.79)

Weighted average common shares outstanding	76,457	75,910	76,443	75,884

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Operating Data
(Unaudited)

	Three Months Ended
	June 30,			Variance
	2016	2015	Variance	Percentage(2)
Net sales volumes:
Oil (MBbls)	1,835	1,909	(74)	-3.9%
NGL (MBbls)	451	408	43	10.5%
Oil and NGLs (MBbls)	2,286	2,317	(31)	-1.3%
Natural gas (MMcf)	9,690	11,486	(1,796)	-15.6%
Total oil and natural gas (MBoe) (1)	3,901	4,231	(330)	-7.8%
Total oil and natural gas (MMcfe) (1)	23,404	25,388	(1,984)	-7.8%

Average daily equivalent sales (MBoe/d)	42.9	46.5	(3.6)	-7.8%
Average daily equivalent sales (MMcfe/d)	257.2	279.0	(21.8)	-7.8%

Average realized sales prices:
Oil ($/Bbl)	$39.11	$56.63	$(17.52)	-30.9%
NGLs ($/Bbl)	15.56	19.18	(3.62)	-18.9%
Oil and NGLs ($/Bbl)	34.46	50.03	(15.57)	-31.1%
Natural gas ($/Mcf)	2.05	2.74	(0.69)	-25.2%
Barrel of oil equivalent ($/Boe)	25.28	34.83	(9.55)	-27.4%
Natural gas equivalent ($/Mcfe)	4.21	5.81	(1.60)	-27.5%

Average per Boe ($/Boe):
Lease operating expenses	$9.39	$10.67	$(1.28)	-12.0%
Gathering and transportation costs and production taxes	1.74	1.37	0.37	27.0%
Depreciation, depletion, amortization and accretion	14.74	24.42	(9.68)	-39.6%
General and administrative expenses	4.16	4.67	(0.51)	-10.9%
Adjusted EBITDA	10.46	18.83	(8.37)	-44.5%

Average per Mcfe ($/Mcfe):
Lease operating expenses	$1.56	$1.78	$(0.22)	-12.4%
Gathering and transportation costs and production taxes	0.29	0.23	0.06	26.1%
Depreciation, depletion, amortization and accretion	2.46	4.07	(1.61)	-39.6%
General and administrative expenses	0.69	0.78	(0.09)	-11.5%
Adjusted EBITDA	1.74	3.14	(1.40)	-44.6%

(1) MMcfe and MBoe are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding).  The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.

(2) Variance percentages are calculated using rounded figures and may result in slightly different figures for comparable data.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Operating Data
(Unaudited)

	Six Months Ended
	June 30,			Variance
	2016	2015	Variance	Percentage(2)
Net sales volumes:
Oil (MBbls)	3,740	3,803	(63)	-1.7%
NGL (MBbls)	809	851	(42)	-4.9%
Oil and NGLs (MBbls)	4,549	4,654	(105)	-2.3%
Natural gas (MMcf)	19,761	23,835	(4,074)	-17.1%
Total oil and natural gas (MBoe) (1)	7,843	8,627	(784)	-9.1%
Total oil and natural gas (MMcfe) (1)	47,055	51,760	(4,705)	-9.1%

Average daily equivalent sales (MBoe/d)	43.1	47.7	(4.6)	-9.6%
Average daily equivalent sales (MMcfe/d)	258.5	286.0	(27.5)	-9.6%

Average realized sales prices:
Oil ($/Bbl)	$32.80	$49.86	$(17.06)	-34.2%
NGLs ($/Bbl)	14.85	17.94	(3.09)	-17.2%
Oil and NGLs ($/Bbl)	29.61	44.02	(14.41)	-32.7%
Natural gas ($/Mcf)	2.03	2.88	(0.85)	-29.5%
Barrel of oil equivalent ($/Boe)	22.29	31.71	(9.42)	-29.7%
Natural gas equivalent ($/Mcfe)	3.71	5.28	(1.57)	-29.7%

Average per Boe ($/Boe):
Lease operating expenses	$10.34	$11.41	$(1.07)	-9.4%
Gathering and transportation costs and production taxes	1.58	1.30	0.28	21.5%
Depreciation, depletion, amortization and accretion	15.46	26.52	(11.06)	-41.7%
General and administrative expenses	4.17	4.70	(0.53)	-11.3%
Adjusted EBITDA	7.31	14.84	(7.53)	-50.7%

Average per Mcfe ($/Mcfe):
Lease operating expenses	$1.72	$1.90	$(0.18)	-9.5%
Gathering and transportation costs and production taxes	0.26	0.22	0.04	18.2%
Depreciation, depletion, amortization and accretion	2.58	4.42	(1.84)	-41.6%
General and administrative expenses	0.69	0.78	(0.09)	-11.5%
Adjusted EBITDA	1.22	2.47	(1.25)	-50.6%

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2016	2015
	(In thousands, except
	share data)
Assets
Current assets:
Cash and cash equivalents	$171,824	$85,414
Receivables:
Oil and natural gas sales	34,841	35,005
Joint interest and other	20,145	22,012
Income taxes	5,599	-
Total receivables	60,585	57,017
Prepaid expenses and other assets	18,258	26,879
Total current assets	250,667	169,310
Property and equipment – at cost:
Oil and natural gas properties and equipment (full cost method, of which $5,267 at June 30, 2016 and $18,595 at December 31, 2015 were excluded from amortization)	7,901,252	7,902,494
Furniture, fixtures and other	20,873	20,802
Total property and equipment	7,922,125	7,923,296
Less accumulated depreciation, depletion and amortization	7,266,289	6,933,247
Net property and equipment	655,836	990,049
Deferred income taxes	8,463	27,595
Restricted deposits for asset retirement obligations	26,409	15,606
Income tax receivables, non-current	52,097	-
Other assets	4,882	5,462
Total assets	$998,354	$1,208,022

Liabilities and Shareholders' Equity (Deficit)
Current liabilities:
Accounts payable	$92,852	$109,797
Undistributed oil and natural gas proceeds	20,659	21,439
Asset retirement obligations	91,296	84,335
Accrued liabilities	12,011	11,922
Total current liabilities	216,818	227,493
Long-term debt, less current maturities	1,345,051	1,196,855
Asset retirement obligations, less current portion	252,826	293,987
Other liabilities	16,462	16,178
Commitments and contingencies	-	-
Shareholders' equity (deficit):
Common stock, $0.00001 par value; 118,330,000 shares authorized; 79,504,130 issued and 76,634,957 outstanding at June 30, 2016; 79,375,662 issued and 75,506,489 outstanding at December 31, 2015	1	1
Additional paid-in capital	428,618	423,499
Retained earnings (deficit)	(1,237,255)	(925,824)
Treasury stock, at cost	(24,167)	(24,167)
Total shareholders' equity (deficit)	(832,803)	(526,491)
Total liabilities and shareholders' equity (deficit)	$998,354	$1,208,022

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	June 30,
	2016	2015
	(In thousands)

Operating activities:
Net loss	$(311,431)	$(515,544)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion, amortization and accretion	121,226	228,809
Ceiling test write-down of oil and natural gas properties	221,151	513,162
Debt issuance costs write-off/amortization of debt items	1,880	2,432
Share-based compensation	5,121	5,708
Derivative loss	2,449	1,078
Cash receipts on derivative settlements	4,746	-
Deferred income taxes	19,285	(147,708)
Asset retirement obligation settlements	(25,156)	(21,939)
Changes in operating assets and liabilities	(50,540)	14,912
Net cash provided by (used in) operating activities	(11,269)	80,910

Investing activities:
Investment in oil and natural gas properties and equipment	(17,712)	(150,994)
Changes in operating assets and liabilities associated with investing activities	(34,122)	(50,849)
Proceeds from sales of assets	1,500	-
Purchases of furniture, fixtures and other	(70)	(709)
Net cash used in investing activities	(50,404)	(202,552)

Financing activities:
Borrowings of long-term debt - revolving bank credit facility	340,000	194,000
Repayments of long-term debt - revolving bank credit facility	(192,000)	(381,000)
Issuance of 9.00% Term Loan	-	297,000
Debt issuance costs	-	(6,407)
Other	83	54
Net cash provided by financing activities	148,083	103,647
Increase (decrease) in cash and cash equivalents	86,410	(17,995)
Cash and cash equivalents, beginning of period	85,414	23,666
Cash and cash equivalents, end of period	$171,824	$5,671

W&T OFFSHORE, INC. AND SUBSIDIARIES
Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP.  These non-GAAP financial measures are "Net Income Excluding Special Items," "EBITDA" and "Adjusted EBITDA."   Our management uses these non-GAAP financial measures in its analysis of our performance.   These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Loss to Net Loss Excluding Special Items

"Net Loss Excluding Special Items" does not include the unrealized commodity derivative loss, write-off of debt issuance and other non-operating costs, a contingent assessment provision, ceiling test write-down of oil and natural gas properties and associated tax effects.  Net Loss excluding special items is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(In thousands, except per share amounts)
	(Unaudited)

Net loss	$(120,922)	$(260,449)	$(311,431)	$(515,544)
Unrealized commodity derivative loss	5,583	1,078	7,195	1,078
Write off of debt issuance and other non operating costs	140	1,973	2,770	1,973
Contingent assessment provision	-	1,000	-	1,000
Ceiling test write-down of oil and natural gas properties	104,592	252,772	221,151	513,162
Income tax adjustment for above items at current period tax rate	(25,152)	(37,239)	(26,578)	(115,338)
Net loss excluding special items	$(35,759)	$(40,865)	$(106,893)	$(113,669)

Basic and diluted loss per common share, excluding special items	$(0.47)	$(0.54)	$(1.40)	$(1.50)

W&T OFFSHORE, INC. AND SUBSIDIARIES
Non-GAAP Information

Reconciliation of Net Loss to Adjusted EBITDA

We define EBITDA as net income (loss) plus income tax expense (benefit), net interest expense, depreciation, depletion, amortization, and accretion and ceiling test write-down of oil and natural gas properties. Adjusted EBITDA excludes the unrealized commodity derivative loss, write off of debt issuance and other non-operating costs and a contingent assessment provision.  We believe the presentation of EBITDA and Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures.  We believe this presentation is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital and tax structures.  EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income (loss), as an indication of operating performance or cash flows from operating activities or as a measure of liquidity.  EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies.  In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenues.

The following table presents a reconciliation of our consolidated net loss to consolidated EBITDA and Adjusted EBITDA along with our Adjusted EBITDA margin.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(In thousands)
	(Unaudited)

Net loss	$(120,922)	$(260,449)	$(311,431)	$(515,544)
Income tax benefit	(35,722)	(44,134)	(40,604)	(147,708)
Net interest expense	29,647	24,091	57,056	45,252
Depreciation, depletion, amortization and accretion	57,493	103,342	121,226	228,809
Ceiling test write-down of oil and natural gas properties	104,592	252,772	221,151	513,162
EBITDA	35,088	75,622	47,398	123,971

Adjustments:
Unrealized commodity derivative loss	5,583	1,078	7,195	1,078
Write off of debt issuance and other non operating costs	140	1,973	2,770	1,973
Contingent assessment provision	-	1,000	-	1,000
Adjusted EBITDA	$40,811	$79,673	$57,363	$128,022

Adjusted EBITDA Margin	41%	53%	32%	46%